UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Financial Engines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

April 6, 2015

Dear Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Pacific Time, on Tuesday, May 19, 2015, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading this Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

FINANCIAL ENGINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2015

To Our Stockholders:

Financial Engines, Inc. will hold its Annual Meeting at 10:00 a.m., Pacific Time, on Tuesday, May 19, 2015, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304. We are holding this Annual Meeting:

•	to elect Class II directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 23, 2015 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 6, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 19, 2015.

Our Proxy Statement for our 2015 Annual Meeting, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2014 and our Annual Report on Form 10-K are available on our website at www.financialengines.com.

FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Financial Engines, Inc., a Delaware corporation, of proxies to be used at our 2015 Annual Meeting, referred to as the Annual Meeting, and any adjournments or postponements thereof. Our Annual Meeting will be held at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304 at 10:00 a.m., Pacific Time, on Tuesday, May 19, 2015. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 6, 2015.

Appointment of Proxy Holders

Our Board asks you to appoint Lawrence M. Raffone, Raymond J. Sims and Anne Tuttle Cappel as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 23, 2015, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 23, 2015, we had 51,838,651 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 23, 2015. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the voting instruction card received.

Voting by Telephone or via the Internet. You can vote by proxy over the telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by telephone, via the Internet or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class II directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 23, 2015, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratification of the appointment of independent registered public accountants) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide for a Board of Directors consisting of not fewer than seven (7) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Blake R. Grossman, Robert A. Huret and Lawrence M. Raffone, and their terms will expire at the annual meeting of stockholders to be held in 2017.

•	Our Class II directors are E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie and their terms will expire at the Annual Meeting.

•	Our Class III directors are Heidi K. Fields, Joseph A. Grundfest and Paul G. Koontz and their terms will expire at the annual meeting of stockholders to be held in 2016.

Accordingly, three Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2018 or until their successors are elected and qualified. Our Board, upon the recommendation of the nominating and corporate governance committee, selected E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie as nominees for election as Class II directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

In accordance with Securities and Exchange Commission, or SEC, regulations, the names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should serve on our Board, are set forth below.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 until December 2011. She has served as a director of Bentall Kennedy, a private real estate investment advisor company, from September 2012 to the present. Ms. Berg-Lacy was a partner with Fiduciary Benchmarks, Inc. from September 2007 to March 2008. Ms. Berg-Lacy was a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare from March 2006 to January 2009 and the UAW Trust for Retiree Health Benefits from January 2009 to January 2012. She has been a director, chair of the finance committee, and a consultant to the non-profit Pension Rights Center since 2000. She has served on the National Governing Board of Common Cause since 2013. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. She received an MBA with honors from the Harvard Business School and a bachelor’s degree in English Literature from California State University at Chico.

Ms. Berg-Lacy was asked to join our Board due her extensive experience in retiree benefits and with the U.S. Department of Labor. Her viewpoint enables her to advise our Board and Company from the perspective of retirees as well as the regulatory bodies which govern the highly technical area of retirement benefits. Ms. Berg-Lacy is very familiar with our strategies, business and culture due to her sixteen years of service on our Board and has a long-established history of providing valuable counsel in her role as director.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Since November 1999, Dr. Shoven has served as the Trione Director of the Stanford Institute for Economic Policy Research, a position he previously held from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989, and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc., an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He serves as chairman of the board of directors of Cadence Design Systems, Inc., a developer of electronic design automation hardware and software, where he chairs the compensation and nominating and governance committees and is a member of the audit and finance committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, where he is chairman of the client experience oversight committee and a member of the governance committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and 20 books. Dr. Shoven received a Ph.D. in Economics from Yale University and a bachelor’s degree in Physics from University of California, San Diego.

As a professor of economics and director of the Stanford Institute for Economic Policy Research, Dr. Shoven has strong financial and corporate governance expertise, and he also provides expertise on Social Security claiming strategies and investment theory. Dr. Shoven’s service on a number of public company boards of directors, including their various committees, also provides cross-board experience and insight into practices at other organizations.

David B. Yoffie, Ph.D., has served as a director since June 2011 and is the Max and Doris Starr Professor of International Business Administration at the Harvard Business School, where he has taught since 1981. Dr. Yoffie served as Chairman of Harvard Business School’s Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, Senior Associate Dean and Chair of Executive Education from 2006-2012, and he currently chairs Harvard’s World President’s Organization program. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Intel Corporation and TiVO Inc., and served as a member of the board of directors of Charles Schwab Corporation until 2007. He is also on the board of the National Bureau of Economic Research, a nonprofit research organization. Dr. Yoffie received a master’s degree and Ph.D. in Political Science from Stanford University, where he has been a Visiting Scholar, and a bachelor’s degree in Politics from Brandeis University.

Dr. Yoffie provides a depth of knowledge regarding the development and operation of successful business enterprises. His service on other boards of directors provides our Board with cross-board experience. Dr. Yoffie brings experience in strategy and management to his role as director.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie as Class II directors of Financial Engines.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of February 28, 2015, and does not include our former Chief Executive Officer (“CEO”):

Name	Age	Position
Lawrence M. Raffone	51	Chief Executive Officer, President and Director

Raymond J. Sims	64	Executive Vice President. Chief Financial Officer and Chief Risk Officer

Christopher L. Jones	47	Executive Vice President, Investment Management and Chief Investment Officer

Anne Tuttle Cappel	53	Executive Vice President, General Counsel and Secretary

Kelly O’Donnell	47	Executive Vice President, Corporate and Institutional Marketing

Michael J. Campbell	47	Executive Vice President, Technology

Chung Meng Cheong	41	Executive Vice President, Product and Consumer Marketing

Mark P. Costello	53	Executive Vice President, Service Delivery

Jeffrey C. Grace	52	Vice President, Controller and Principal Accounting Officer

Paul G. Koontz(2)	54	Chairman of the Board

E. Olena Berg-Lacy(3)	65	Director

Heidi K. Fields(1)(4)	60	Director

Blake R. Grossman(2)	52	Director

Joseph A. Grundfest(1)(3)(4)	63	Director

Robert A. Huret(1)(2)(4)	69	Director

John B. Shoven(2)(3)	67	Director

David B. Yoffie(3)	60	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The following presents biographical information for each of our executive officers, including our named executive officers, or NEOs, a new executive officer who joined our Company in March, and directors listed above in the table, other than the nominees whose information is on pages 3 and 4. In accordance with SEC regulations, with respect to our directors, the biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Lawrence M. Raffone has served as our President and Chief Executive Officer and as a director since January 2015, and previously served as our President from November 2012 through December 2014. Prior to November 2012, Mr. Raffone held the position of Executive Vice President, Distribution and Institutional Services from January 2001 until November 2012. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in Marketing from Bryant University.

Mr. Raffone’s tenure at Financial Engines in our sales, distribution and institutional services organization, as President leading our services and marketing organizations, and now as our President and Chief Executive Officer brings to our Board a unique and extensive understanding of the clients we serve, our Company, the strategic choices we have made and our long-term strategy. Mr. Raffone possesses an in-depth knowledge of our industry as well as leadership, corporate development and operational experience. We also believe it is important that our Chief Executive Officer serve on our Board and that his membership helps to achieve our objective of a Board composed of experienced and dedicated individuals with a diversity of backgrounds, skills and perspectives.

Jeffrey N. Maggioncalda served as our Chief Executive Officer from August 1996 through December 2014, as our President and Chief Executive Officer from August 1996 to November 2012, and as a director since March 1997. From June 1995 to September 1995, he served as a summer associate at McKinsey & Company. From June 1991 to August 1994, he served as an associate at Cornerstone Research, an economic and financial consulting firm. Mr. Maggioncalda is a member of the board of directors of SVB Financial Group and Silicon Valley Bank. Mr. Maggioncalda received an MBA from the Stanford Graduate School of Business and a bachelor’s degree in Economics and English from Stanford University.

Raymond J. Sims has served as our Executive Vice President, Chief Financial Officer and Chief Risk Officer since January 2014 and as our Executive Vice President and Chief Financial Officer since August 1999. Before joining us, Mr. Sims served at Raychem Corporation, a technology company, as Senior Vice President, Chief Financial Officer and Treasurer from 1993 to 1999, as Vice President and Treasurer from 1985 to 1993 and as Director, Internal Audit from 1982 to 1984. Mr. Sims is a Certified Public Accountant, Personal Financial Specialist and Chartered Global Management Accountant. He received an MBA from the Harvard Business School and a bachelor’s degree in Business and Economics from Lehigh University.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, as our Executive Vice President, Investment Management from May 2001 to January 2006, as our Vice President, Financial Research & Strategy, from January 1998 to May 2001, and as our Director of Financial Research from December 1996 to January 1998. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received a master’s degree in Business Technology and Engineering-Economic Systems and a bachelor’s degree in Economics from Stanford University.

Anne Tuttle Cappel has served as our Executive Vice President, General Counsel and Secretary since March 2009. Ms. Tuttle Cappel joined us in November 2003 as Director and Associate General Counsel and served as our Director, Acting General Counsel and Secretary from August 2005 to March 2006 and as our Vice President, General Counsel and Secretary from March 2006 to March 2009. Prior to joining us, she served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, overseeing a 12-person compliance team, from April 2000 to October 2003. Ms. Tuttle Cappel received a juris doctorate from Boston University School of Law and a bachelor’s degree in Economics from Yale University.

Kelly O’Donnell has served as our Executive Vice President, Business Operations and Corporate Marketing since March 2015, as Executive Vice President, Corporate and Institutional Marketing from September 2014 to March 2015, as our Executive Vice President of Marketing from January 2013 to September 2014 and as our Vice President of Marketing from July 2007 to January 2013. From October 2006 to June 2007, she served as our Senior Director of Channel Marketing and as our Director of Customer Acquisition and Retention from June 2003 to September 2006. Prior to joining us, she was Director of Consulting and an analyst for Cerulli Associates from June 1998 to June 2003. Ms. O’Donnell was also a litigation assistant at A. G. Edwards & Sons from May 1996 to July 1997 and a manager and associate at Coopers & Lybrand from August 1989 to May 1996. Ms. O’Donnell received a bachelor’s degree in Accountancy from the University of Missouri.

Michael J. Campbell has served as our Executive Vice President, Technology since April 2014, as our Vice President, Software Development from November 2002 to April 2014, and as Director, Software Development from August 1999 to November 2002. Prior to joining us, Mr. Campbell served in various management and software development roles for the Aion product line, an expert systems development tool, at Platinum Technology. Mr. Campbell received a bachelor’s degree in Symbolic Systems from Stanford University.

Chung Meng Cheong has served as our Executive Vice President, Product and Consumer Marketing since September 2014 and our Executive Vice President of Customer Experience from April 2014 to September 2014. Prior to joining us, Mr. Cheong served as the Chief Product Officer at 33Across, an advertising technology company, from May 2012 until April 2014 and as the Vice President, Advertising and Publisher Products at YP Holdings, formerly AT&T Interactive, a local ad agency and ad network, from March 2009 until May 2012. Mr. Cheong received a MBA from the Massachusetts Institute of Technology and a Bachelor’s of Commerce in Economics and Bachelor’s of Science in Statistics from the University of Auckland.

Mark P. Costello has served as our Executive Vice President, Service Delivery since April 2014. Mr. Costello joined Financial Engines as Vice President of Operations in January 2009 and in November 2009 assumed responsibility for the Service Delivery team, encompassing operations, new business implementation, and Investor Services. Immediately prior to joining Financial Engines, Mr. Costello was a management consultant at various organizations including GMAC and ING. From 2000 to 2005 he was First Vice President at Mellon Bank, responsible for its Defined Contribution Administration and Operations teams across the country. From 1995 to 2000 Mr. Costello was a Vice President at Scudder Kemper Investments, managing Defined Contribution Administration and Relationship Management, Technical Support, and Implementations. Mr. Costello began his career at Mellon Bank managing lending and bank operations functions and has over 30 years of experience in the financial services industry. Mr. Costello graduated with a bachelor’s degree in Communications and Sociology from the University of New Hampshire.

Gina M. Cruse has served as our Executive Vice President, Human Resources since March 2015. Prior to joining us, Ms. Cruse served as the Vice President of Human Resources at Saba, a cloud-based intelligent talent management solution company, from November 2011 until February 2015, and as the Group Director of Human Resources at Cadence Design Systems, a leader in global electronic design innovation, from December 1999 until October 2011. Ms. Cruse studied business at Mission College, Santa Clara, California.

Jeffrey C. Grace has served as our Vice President, Controller and Principal Accounting Officer since May 2010. Mr. Grace joined us in January 2010 as our Vice President and Corporate Controller. Prior to joining us, beginning in July 2007, Mr. Grace was Chief Financial Officer for Christensen & Giannini. He also held senior financial management positions including Chief Financial Officer and Director for Language Line Services, Inc., from 2004 to 2007 and was Vice President of Finance & Principal Accounting Officer for Excelligence Learning Corporation from 1997 to 2004. Mr. Grace began his career with Deloitte & Touche LLP. He is a Certified Public Accountant and received a bachelor’s degree in Finance from California State University, Los Angeles.

Heidi K. Fields has served as a director since November 2008. She was the Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 until her retirement in December 2012. Prior to joining Blue Shield of California, she served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors Corporation, including Vice President and Treasurer during her 16-year tenure from 1979 to 1995. Ms. Fields has served as a director of Halyard Health since 2014 and Agilent Technologies Inc. since 2000. Ms. Fields received an MBA in Finance/Accounting from Columbia Business School and a bachelor’s degree in Russian Language from Georgetown University.

Ms. Fields’ experience as a chief financial officer and her background of senior financial management positions with several large corporations brings to our Board in-depth knowledge of financial best practices as well as financial reporting requirements. In addition, she provides insight into how large employers view investment management services for their employees. Ms. Fields’ status as a financial expert under SEC guidelines and her sophistication with corporate finances offers valuable insight to our management and our Board in her position as chair of our audit committee.

Blake R. Grossman has served as a director since May 2011 and has served as the managing partner of CHJ Capital Management LLC since May 2011. Mr. Grossman held executive positions with BlackRock, Inc., an investment management, risk management and advisory services provider, through 2010, including Vice Chairman and Head of Scientific Investments. Previously, Mr. Grossman served as the Global Chief Executive Officer, a director and a member of the Executive Committee of Barclays Global Investors (BGI), until it was acquired by BlackRock in December 2009. From 1985 to 2009, Mr. Grossman held various executive positions with BGI and its predecessor organizations, including Chief Investment Officer from 1992 to 2002. He currently serves as a director of Hillcrest Asset Management LLC and CamberView Partners LLC, both of which are private investment counseling companies. The Financial Analysts Journal awarded Mr. Grossman a Graham and Dodd Award for his research on the investment implications of divestment decisions, co-authored with William F. Sharpe, in 1986. Mr. Grossman graduated Phi Beta Kappa from Stanford University, where he received a master’s and a bachelor’s degree in Economics.

Mr. Grossman’s extensive experience with financial products and the strategies used to build portfolios and identify investments are skills essential to understanding the fundamentals of our Company and to advising our growth. Our Board also values the perspective gained from his previous work with our co-founder, Mr. Sharpe. Mr. Grossman’s long tenure as an executive in the financial industry demonstrates his leadership skills and judgment.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest has not been an employee of our Company and has no operational involvement with our Company. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a Commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. He is also a member of the Securities and Exchange Commission’s Investor Advisory Committee. Mr. Grundfest, who serves on the board of KKR, LLC (the managing partner of KKR LP, a publicly-traded entity), is currently the chairman of the board nominating committee of the NASDAQ Stock Market. Mr. Grundfest received a juris doctorate from Stanford Law School and a bachelor’s degree in Economics from Yale University.

As a professor of law and business, as well as co-director of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University and of Director’s College, Mr. Grundfest brings to our Board significant corporate governance expertise. We also benefit greatly from Mr. Grundfest’s status as a financial expert under SEC guidelines. In addition, as one of our co-founders, he has extensive knowledge of our strategies, business and culture and has a long-established history of providing valuable insight to our Board.

Robert A. Huret has served as a director since January 2011. He co-founded and has been a managing member of FTV Management Company, L.P., a private equity management company, since 1998, and is a founding partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He also served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California and was Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago. Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co., a private investment firm. Previously, he has been a founder and Vice Chairman of Newell Associates and a founder and director of Third Age Media. He currently serves as director of Caplin Systems Ltd., Cloudmark, Inc. and Bank of Hawaii Corporation (NYSE: BOH). Mr. Huret received his bachelor’s of science degree in Industrial and Labor Relations from Cornell University and his MBA with distinction from the Harvard Business School.

Mr. Huret previously served on our Board from 2002 to 2009. Mr. Huret left our Board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. Our Board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies permitted him to return to our Board, Mr. Huret accepted his appointment to our Board in January 2011. Mr. Huret’s status as a financial expert under SEC guidelines and experience in the private equity arena and financial industry bring to our Board leadership, management and sophisticated financial expertise. His extensive knowledge of technology companies and their applications in the financial services industry provides key insights for our Company.

Paul G. Koontz has served as our Chairman since February 2003 and has been a director since March 1997. Mr. Koontz has been a general partner at Foundation Capital, a venture capital firm, since 1996. Mr. Koontz currently serves on the board of directors of eBates, a private company, and was a member of the board of directors of Envestnet, Inc., a publicly-traded investment advisor company, until October 2013. Mr. Koontz received a master’s degree in Engineering Management from Stanford University and a bachelor’s degree in Engineering from Princeton University.

Mr. Koontz’s background as a technologist, as well as a successful venture capitalist, provides our Board with significant industry and financial experience. In addition, his service on other boards of directors provides our Board with cross-board experience. Mr. Koontz was selected as our Chairman because of his integrity, judgment and ability to examine issues, lead discussion and build consensus among our Board members. He has a long-established history of providing valuable counsel in his role as director.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Under our Corporate Governance Guidelines, which can be found on our Company website, our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other senior executives;

•	planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

•	establishing the appropriate “Tone at the Top” to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements and ethically sound strategic goals;

•	choosing the Chief Executive Officer, monitoring his or her performance and having a detailed succession plan for the Chief Executive Officer, including preparations in the event the Chief Executive Officer becomes unavailable or fails to meet performance expectations;

•	planning for and dealing with crises, in particular crises where the tenure of the Chief Executive Officer is in question, where there has been a major disaster or risk management crisis, or where our Company’s reputation is threatened by product failure or a socio-political issue;

•	assuming a position of authority whenever there is a proposed transaction that creates a seeming conflict between the best interests of stockholders and those of management, including potential takeovers;

•	determining our Company’s reasonable risk levels and monitoring the management of risks within those parameters;

•	approving our Company’s annual operating plan and long-term strategy, monitoring performance and providing advice to management as a strategic partner;

•	working with management to promote and balance our Company’s short-term performance and long-term success;

•	seeking, in conjunction with the duty to determine executive compensation, a balance of enabling our Company to recruit, retain and incentivize the most talented executives, while avoiding excessive compensation;

•	closely following our investor relations to develop an understanding of stockholder perspectives on our Company;

•	keeping abreast of current standards for compliance with legal and regulatory requirements, setting and monitoring compliance with such requirements and responding appropriately to compliance issues;

•	interviewing and nominating director candidates, monitoring and evaluating our Board’s own performance and seeking continuous improvement for Board performance; and

•	taking into account the Board or committee chairperson’s term of service, if the chairperson has served in such capacity for three consecutive terms, and determining if a rotation of the committee chair is appropriate or advisable.

Our Board and its committees met throughout the year at regularly-scheduled meetings, held special meetings, and acted by written consent from time to time as appropriate. Our Board held ten meetings during 2014. Each director attended at least 75% of the total regularly-scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2014. Our non-management directors meet in regularly-scheduled sessions without the presence of management in executive sessions, which the Chairman of the Board generally presides over. We do not have a policy regarding directors’ attendance at our annual meetings of stockholders, however, we encourage our directors to attend. Eight of our directors attended the 2014 annual meeting of stockholders, including Mr. Maggioncalda.

Board Leadership Structure. Our Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. An independent Chairman allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer to provide robust review of our Company’s business and strategies.

Risk Oversight. Our Board is actively involved in oversight of risks that could affect our Company. This oversight is also conducted through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, strategic risks are overseen by the full Board; financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks are overseen by the audit committee; risks related to our governance structure are overseen by the nominating and corporate governance committee; and compensation risks are overseen by the compensation committee. In addition to the committees’ attention to risk, our Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. This includes reports from the Chief Compliance Officer of our wholly-owned subsidiary, Financial Engines Advisors, L.L.C., at least annually, and periodic reports from the Chief Compliance Officer of Financial Engines, Inc. In addition, we have an enterprise risk management program overseen by our Chief Risk Officer under which enterprise risks are identified and prioritized by our management. Our management regularly reports on enterprise risks to the relevant committee or our Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board or a committee. We believe that these processes are consistent with, and provide additional support for, the current Board leadership structure.

Board Independence. Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, our Board has determined that each of our directors other than Mr. Maggioncalda, our Chief Executive Officer in 2014, and Mr. Raffone, our President and Chief Executive Officer as of January 1, 2015, qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this Proxy Statement as the Code), to allow our Company a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All compensation committee members are also “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (which is referred to in this Proxy Statement as the Exchange Act) to allow our Company to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. To facilitate this determination, each director completes a questionnaire annually that provides information about relationships that might affect the determination of independence. Management provides the nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

Board Committees

Board Committees. Our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.financialengines.com. Each committee has the composition and responsibilities described below:

Audit Committee
Number of Members:	3
Members:	Heidi K. Fields, Chairperson
Joseph A. Grundfest
Robert A. Huret

Number of Meetings in 2014:	7
Functions:

Each of our audit committee members has been determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. In addition, the audit committee is responsible for oversight of our risks relating to financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks.

To satisfy these oversight responsibilities, the audit committee meets at regularly-scheduled meetings with our Controller and Principal Accounting Officer and our Chief Financial Officer and Chief Risk Officer, as well as our General Counsel and other members of management, including our internal audit personnel and internal risk committee, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. The audit committee receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee
Number of Members:	4
Members:	Paul G. Koontz, Chairperson
Blake R. Grossman
Robert A. Huret
John B. Shoven

Number of Meetings in 2014:	10
Functions:

The compensation committee is responsible for meeting the Board’s responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee can form and delegate authority to subcommittees consisting of one or more members of the compensation committee and members of management. The compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The compensation committee chairperson also meets as needed with management and the committee’s consultant.

The compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee establishes and modifies the terms and conditions of employment of our executive officers, and administers our Amended and Restated 2009 Incentive Stock Plan, our executive cash incentive plans and our employee cash incentive plans. Pursuant to its charter, the compensation committee has sole discretion and authority with respect to any action regarding compensation payable to the Chief Executive Officer or the other executive officers of the Company that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code or to be exempt from the short-swing profit recovery provisions under Section 16(b) of the Exchange Act.

The compensation committee may award one-time incentive payments to our executive officers in consideration of retention, promotion, taking on significant additional responsibility for an indefinite period of time, or extraordinary performance significantly above and beyond the norm. While rarely utilized, we intend to retain this committee authority as we believe having a flexible approach to our incentive compensation program is essential to allow us to consider and recognize performance against changing market or industry dynamics.

Nominating and Corporate Governance Committee
Number of Members:	4
Members:	Joseph A. Grundfest, Chairperson
E. Olena Berg-Lacy
John B. Shoven
David B. Yoffie

Number of Meetings in 2014:	4
Functions:

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships, the size and composition of our Board and the compensation for non-employee directors. In addition, the nominating and corporate governance committee oversees our general corporate governance guidelines as well as our policies addressing regulatory and legal matters, and reports and makes recommendations to our Board concerning corporate governance matters.

The nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in corporate governance risk levels, and risk management activities.

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation committee is or has in the past served as an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on, or proposed to serve on, our Board or the compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The committee reviews suggestions for director candidates recommended by stockholders and considers such candidates based on the same criteria used for other candidates. Our Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. The nominating and corporate governance committee selects candidates for director based on an appropriate balance of knowledge, experience and capability, and specifically based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidates’ prior service as directors, and the needs of our Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Financial Engines’ Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Financial Engines’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting, which was April 4, 2014. However if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration, such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

Our Board has adopted Corporate Governance Guidelines, as discussed above, as well as a Code of Business Conduct and Ethics that apply to our directors, officers and employees. Our Employment Polices Handbook outlines additional expectations and guidelines for our employees. Our codes and policies address various corporate governance topics, including:

• compliance with laws, rules and regulations;	• equal employment and working conditions;
• conflicts of interest;	• record keeping;
• corporate opportunities;	• confidentiality;
• competition and fair dealing;	• protection and proper use of Company assets; and
• payments to government personnel.

Our Company has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, President, Chief Financial Officer, Controller and other key management employees addressing ethical issues. The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available in the Corporate Governance section of our website. We have also adopted an Insider Trading and Communications Policy which prohibits the following transactions: engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities and buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints regarding questionable federal securities law matters, accounting and auditing matters from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors are entitled to receive an annual retainer of $40,000. The chairperson of the audit committee receives an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $10,000. The higher retainer for the audit committee chair reflects the additional meetings and specialized attention to our earnings releases and financials required of this committee chair.

In addition, non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options and restricted stock units, or RSUs, under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Stock Incentive Plan. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

On the first business day following the Annual Meeting, each non-employee director will be automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director has served on our Board for at least six months. Consistent with our employee vesting period, the RSUs vest over four years, with 25% vesting annually. The RSUs will also become fully vested if a change in control occurs. The equity grant level is based upon the value of the award, as are our executive awards.

We also have paid or reimbursed our directors for reasonable out-of-pocket and travel expenses in connection with attendance at our Company events and Board and committee meetings.

Director Stock Ownership Guidelines

Our Board established guidelines, at the recommendation of the nominating and corporate governance committee, which became effective immediately following the 2014 annual meeting of stockholders, to better ensure that our non-employee directors each maintain an appropriate equity stake in our Company. Our guidelines require that each non-employee director hold an equity stake in our Company equal in value to not less than five times the annual retainer, or $200,000, and that each director retain 50% of the shares obtained from each annual RSU vesting event until the director meets the guideline.

2014 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2014. The table excludes Mr. Maggioncalda, who did not receive any additional compensation from us in 2014 for his role as a director because he was our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)(2)	Total ($)
E. Olena Berg-Lacy	40,000	200,017	240,017
Heidi K. Fields	55,000	200,017	255,017
Blake R. Grossman	40,000	200,017	240,017
Joseph A. Grundfest	50,000	200,017	250,017
Robert A. Huret	40,000	200,017	240,017
Paul G. Koontz	50,000	200,017	250,017
John B. Shoven	40,000	200,017	240,017
David B. Yoffie	40,000	200,017	240,017

(1)	On May 21, 2014, we granted an RSU award of 5,018 shares to each of our directors with a fair market value of $39.86 per share. The value of the stock awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when the RSU award vests.
(2)	The following table lists all outstanding equity awards held by non-employee directors as of the end of 2014:

Name	Unvested and Vested but Unexercised Options (#)	Unvested RSU Awards (#)
E. Olena Berg-Lacy	5,625	11,268
Heidi K. Fields	70,000	11,268
Blake R. Grossman	50,000	11,268
Joseph A. Grundfest	10,000	11,268
Robert A. Huret	50,000	11,268
Paul G. Koontz	10,000	11,268
John B. Shoven	27,500	11,268
David B. Yoffie	21,000	11,268

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 28, 2015, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the 2014 Summary Compensation Table on page 34, (iii) each of our directors and our nominees for director and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. The percentage of common stock beneficially owned is based on 51,925,434 shares outstanding as of February 28, 2015.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(#)(1)	Percentage Beneficially Owned(%)(1)(2)
5% Stockholders:
Entities affiliated with BAMCO Inc.(3)	5,484,906	10.56
Entities affiliated with Capital World Investors(4)	5,245,930	10.0
Entities affiliated with BlackRock, Inc.(5)	4,444,257	8.6
Entities affiliated with Wells Fargo & Company(6)	4,228,907	8.14
Entities affiliated with T. Rowe Price(7)	3,767,489	7.2
Entities affiliated with The Vanguard Group(8)	3,385,819	6.51

Directors and Named Executive Officers:
Jeffrey N. Maggioncalda(9)	356,302	*
Raymond J. Sims(10)	45,881	*
Christopher L. Jones(11)	218,447	*
Lawrence M. Raffone(12)	299,288	*
Chung Meng Cheong(13)	13,541	*
Paul G. Koontz(14)	40,817	*
E. Olena Berg-Lacy(15)	7,291	*
Heidi K. Fields(16)	73,541	*
Blake R. Grossman(17)	67,708	*
Joseph A. Grundfest(18)	352,740	*
Robert A. Huret(19)	53,750	*
John B. Shoven(20)	21,041	*
David B. Yoffie(21)	22,666	*
All directors and executive officers as a group (17 persons)(22)	1,509,883	2.9%

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 28, 2015 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Based solely on a report on Schedule 13G/A filed on February 14, 2015 by BAMCO Inc., or BAMCO, Baron Capital Group, Inc., or BCG, Baron Capital Management, Inc., or BCM, and Ronald Baron. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(4)

Based solely on a report on Schedule 13G filed on February 6, 2015 by Capital World Investors, a division of Capital Research and Management Company, or CRMC, which is deemed to be the beneficial owner of the shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Based solely on a report on Schedule 13G filed on January 12, 2015. BlackRock, Inc. is deemed to beneficially own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments or to vote the securities. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10022.
(6)	Based solely on a report on Schedule 13G filed on January 27, 2015 by Wells Fargo & Company on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Bank N.A., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC, and Wells Fargo Advisors, LLC which are an investment adviser with shared voting and dispositive power with respect to the securities, a bank or a broker dealer. The principal business address of Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, CA 94105.
(7)	Based solely on a report on Schedule 13G/A filed on February 17, 2015. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct the investments and/or sole power to vote the securities. Price Associates expressly disclaims beneficial ownership of the reported securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(8)	Based solely on a report on Schedule 13G/A filed on February 9, 2015. Shares beneficially owned by The Vanguard Group, or Vanguard, Vanguard Fiduciary Trust Company, or VFTC, or Vanguard Investments Australia, Ltd., or VIA. The Vanguard Group is a beneficial owner as a result of having sole power to dispose of or to direct the disposition of 3,320,884 shares. VFTC, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of collective trust accounts with shared power to dispose or direct the disposition of 64,935 shares. VIA, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of Australian investment offerings with sole power to vote or direct the vote of 4,600 shares. The principal business address of Vanguard, VFTC and VIA is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Includes 123,899 shares subject to options that are exercisable within 60 days of February 28, 2015. Also includes 30,000 shares held in each of three separate trusts for each of his three children, for which Jeffrey N. Maggioncalda serves as a special trustee, and 202,403 shares held in trust by the 1999 Maggioncalda Family Trust. Mr. Maggioncalda holds shared voting and dispositive power over the shares held by these trusts. Mr. Maggioncalda ceased to be an executive officer of the Company on December 31, 2014.
(10)	Includes 36,920 shares subject to options that are exercisable within 60 days of February 28, 2015.
(11)	Includes 179,661 shares subject to options that are exercisable within 60 days of February 28, 2015.
(12)	Includes 290,914 shares subject to options that are exercisable within 60 days of February 28, 2015.
(13)	Includes 13,541 shares subject to options that are exercisable within 60 days of February 28, 2015.
(14)	Includes 9,791 shares subject to options that are exercisable within 60 days of February 28, 2015.
(15)	Includes 5,416 shares subject to options that are exercisable within 60 days of February 28, 2015.
(16)	Includes 69,791 shares subject to options that are exercisable within 60 days of February 28, 2015.
(17)	Includes 48,958 shares subject to options that are exercisable within 60 days of February 28, 2015.
(18)	Includes 9,791 shares subject to options that are exercisable within 60 days of February 28, 2015, 339,199 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97 and 9,791shares held by Mr. Grundfest individually. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(19)	Includes 50,000 shares subject to options that are exercisable within 60 days of February 28, 2015.
(20)	Includes 17,291 shares subject to options that are exercisable within 60 days of February 28, 2015.
(21)	Includes 18,916 shares subject to options that are exercisable within 60 days of February 28, 2015.
(22)	Includes 964,374 shares subject to options that are exercisable and 2,454 shares with respect to RSUs that will vest within 60 days of February 28, 2015. Does not include the holdings of Mr. Maggioncalda, who ceased to be an executive officer of the Company on December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2014 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

We have a Related Person Transactions Policy which provides that the audit committee of our Board will review and, when appropriate, approve or ratify transactions with our Company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest, subject to such exceptions consistent with applicable SEC rules and regulations. Each of our directors and executive officers has primary responsibility for the administration of, and compliance with, this policy as it relates to them. Our audit committee reviews and considers any proposed related person transactions at its regularly-scheduled meetings (or sooner, as determined by the audit committee chairman), and its review is based on all relevant facts and circumstances reasonably available to it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion provides information regarding our 2014 compensation program for our NEOs, including:

•	Jeffrey N. Maggioncalda, our former Chief Executive Officer

•	Raymond J. Sims, our Chief Financial Officer and Chief Risk Officer

•	Lawrence M. Raffone, our President during 2014 and our current President and Chief Executive Officer

•	Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer

•	Chung Meng Cheong, our Executive Vice President, Product and Consumer Marketing

2014 Company Performance and Strategic Context. 2014 represented another year of solid financial performance and execution against our strategic priorities of increasing enrollment, demonstrating value to plan sponsors, and improving the near-retiree experience.

As of December 31, 2014, we provided Professional Management services to 602 plan sponsors representing approximately 8.3 million participants and approximately $895 billion of assets in retirement plans, which we refer to as assets under contract, or AUC. Our AUC grew by 14% during 2014, due primarily to new employers making our services available, market performance, and contributions.

The amount of retirement plan assets that we manage as part of our Professional Management service, which we refer to as assets under management, or AUM, increased by 18% year over year, driven primarily by market performance, net new enrollment into our Professional Management service, and plan contributions by enrolled participants. For the year ended December 31, 2014, our revenue increased 18% from 2013. We experienced solid growth along other key operational and financial measures as demonstrated below:

2014 Company Performance(1)	Full year ending December 31, 2013	Full year ending December 31, 2014	Percent Change
Annual Revenues	$239.0 million	$281.9 million	18%
Assets Under Contract	$786.3 billion	$894.9 billion	14%
Assets Under Management	$88.2 billion	$104.4 billion	18%
Professional Management Revenue	$202.8 million	$245.8 million	21%
Non-GAAP Adjusted EBITDA(1)	$79.3 million	$98.6 million	24%

(1) Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2015 for additional information regarding the computation and components of these financial metrics, including a reconciliation of GAAP to Non-GAAP measures.

In November 2014, our CEO, Mr. Maggioncalda announced his intention to resign effective December 31, 2014. As his successor, the Board appointed Mr. Raffone as President and Chief Executive Officer. Mr. Raffone has been with the Company since 2001, serving as President since 2012 and Executive Vice President, Distribution and Institutional Services prior to that role. Under Mr. Raffone’s leadership, we will continue to focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Summary of 2014 Executive Compensation Actions and Outcomes. The compensation committee believes our current executive compensation policies are effective in advancing our strategic plans and rewarding financial performance, appropriately reflect competitive market trends and practices, and encourage our NEOs to remain focused on delivering performance for our stockholders without taking unnecessary or excessive risks. Key 2014 compensation actions and outcomes include:

•	February 2014 on-cycle compensation decisions: Consistent with the timing of our ongoing compensation cycle, the compensation committee reviewed pay levels at the beginning of 2014, taking into consideration 2013 executive and business performance and approved changes to base salaries, confirmed target incentive pay opportunities, and approved annual equity awards.

•	Effective April 2014, all NEOs employed at that time received increases to base salary, ranging from 1.5% to 6.4%.

•	Effective January 1, 2014, Mr. Sims received an increase to his target annual Executive Cash Incentive Plan (“Executive CIP”) opportunity of 5 percentage points and Mr. Jones received an increase of 10 percentage points. The Executive CIP opportunities for our former and current CEOs were not changed for 2014, and Mr. Cheong was not yet employed at the Company.

•	The compensation committee also approved normal equity grants with a mix of 50% stock options and 50% restricted stock units, or RSUs.

•	Special off-cycle compensation actions related to the CEO transition in November 2014: In connection with the announcement of the CEO transition, the compensation committee approved a number of off-cycle pay actions.

•	In connection with his appointment as CEO, Mr. Raffone received an increase to his base salary of 36%. His target incentive for 2015 was reduced from 125% of salary to 100% of salary. In addition, he received a special promotion equity grant equal to $3,750,000, with a mix of 72% stock options and 28% RSUs.

•	The Company entered into a six-month consulting agreement with Mr. Maggioncalda to provide advice on assigned projects, as well as to provide counsel and support to our Board and Mr. Raffone during the CEO transition. The consulting agreement was deemed to modify certain of Mr. Maggioncalda’s equity awards, as discussed in the 2014 Summary Compensation Table.

•	To create alignment across the executive team and promote continuity and retention during the first CEO transition in Company history, the compensation committee also approved off-cycle compensation actions for the other NEOs (excluding our exiting CEO, Mr. Maggioncalda):

•	Effective November 15, 2014, the three other NEOs received increases to base salary ranging from 15% to 22%.

•	Effective for 2015, the three other NEOs’ annual Executive CIP targets as a percentage of base salary were increased in amounts ranging from 6 to 37 percentage points, as discussed in the 2014 Application of the Executive CIP and IPF Plan Table.

•	The three other NEOs also received additional long-term incentive grants in November 2014, with a mix of 67% stock options and 33% RSUs. Grant levels were calibrated to be approximately 50% higher than normal on-cycle grant levels.

•	These off-cycle actions taken in November 2014 reflect the acceleration of annual compensation decisions that would typically have been made three months later in February 2015. No additional compensation increases or long-term incentive grants were made to the NEOs in February 2015, when we typically make our annual executive compensation increases and grants.

•	Grants were more heavily weighted toward stock options to reflect the larger-than-normal award sizes and to create a focus on long-term value creation under the new CEO leadership and the new responsibilities of the executives.

•	As a result of the accelerated timing of these long-term incentive grants, compensation levels reported in our 2014 Summary Compensation Table will be substantially higher than our expectation for going-forward compensation levels.

•	2013-2017 LTIP: This program is designed with aggressive performance metric targets to drive revenue growth and maximize profitability over the 5-year performance period. As of December 31, 2014, we determined that certain performance criteria for our 2013-2017 Long Term Incentive Program performance stock units, or “2013-2017 LTIP PSUs,” were improbable of achievement and accordingly reversed a portion of the stock-based compensation expense previously recognized related to these certain criteria.

•	Pay mix and focus on performance-based compensation: Our compensation philosophy and programs are designed to incent our executives to focus on achievement of near- and long-term company performance where a significant portion of executive pay is at-risk pay with value derived from business performance and stock price performance over the long term. Over 85% of the total direct compensation for our former and current CEO is performance-based, and, on average, 90% for our other NEOs as a group. The off-cycle compensation decisions in November 2014 related to the transition in CEO leadership caused the percentage of at-risk pay to be higher in 2014 than our expectation for our going-forward pay mix.

•	Actual 2014 annual incentive payout: Our Executive CIP, based upon achievement of certain Company-wide metrics, paid out at 41.2% for 2014. We set aggressive performance targets related to fees generated by acquiring and retaining new enrollees in our services and Company profitability for the year. We exceeded our profitability target, but did not meet our internal target related to net fees from new enrollees.

•	Strong governance and compensation policies: We continued to maintain strong compensation and governance related policies and practices, including:

•	no material perquisites provided to any executive officer;

•	no tax gross-ups;

•	regular compensation risk review; and

•	employing an independent compensation consultant.

Say on Pay: Our stockholders cast advisory votes on our executive compensation practices in a “Say on Pay” vote at the 2011 and 2014 annual meetings of stockholders, with the following results:

•	Executive compensation: Our stockholders approved of our executive compensation as disclosed in our 2014 Proxy Statement with approximately 84% of our eligible stockholders voting in favor, approximately 6% against, and less than 1% abstaining. Our stockholders approved of our executive compensation as disclosed in our 2011 Proxy Statement with approximately 84% of our eligible stockholders voting in favor, and less than 1% against or abstaining.

•	Frequency of advisory vote: In 2011, our stockholders approved of a frequency of advisory votes every three years with approximately 47% of the eligible stockholders voting in favor, as compared to approximately 37% for one year and approximately 1% for two years. We are not aware of any stockholder concerns with this frequency and our Board and management believe it remains appropriate.

The compensation committee took these voting results into consideration during its review of our executives’ compensation for 2014. The compensation committee has determined to hold an advisory vote every three years, however, if the compensation committee and management feel it is appropriate, we may have such a vote more frequently hereafter. In keeping with current regulations, the next advisory vote on the frequency of the vote on executive compensation will take place in 2017.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, Company-provided benefits and intangibles such as our culture and environment), paying consistently within the markets in which we compete for talent, making individual compensation decisions based on overall performance, and offering pay programs that allow employees at all levels to share in our success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our Board approves a set of goals and objectives for our Company. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives. Our executive incentive program is designed to align executive incentives with our success and to recognize and reward contributions of our executive officers to our performance without encouraging unnecessary risk-taking.

Role of the Compensation Committee and Committee Consultant

Role of the Compensation Committee. Our compensation committee determined the 2014 base salary, merit increases, incentive compensation targets and equity award grants of our executive officers, including our NEOs. Our compensation committee considers input from our Chief Executive Officer, who provides evaluations of our executives and other relevant information to the compensation committee and makes recommendations regarding appropriate compensation for each executive, including base salary increases, changes to incentive compensation and grants of equity awards. The information and analysis provided by our compensation consultant is utilized by the compensation committee in evaluating appropriate compensation levels and by the CEO to inform his recommendations. Our Human Resources department and our management team, from time to time, provide market data and other information to assist the compensation committee in determining appropriate compensation levels for executives.

Under its charter, the compensation committee has the authority, without seeking the approval of our Board, to select, retain, terminate and approve, at the Company’s expense, outside compensation, legal, accounting or other consultants to advise the compensation committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Company pays the fees for the services provided by the consultant to the compensation committee.

Role of Compensation Committee Consultant. The compensation committee directly retained the services of Semler Brossy as an independent compensation consultant to advise on executive compensation for 2014. In 2014, Semler Brossy supported the committee throughout the year on various topics relating to executive compensation, including selection of our peer group companies and other competitive references, review of our equity compensation program, competitive assessment of pay levels, review and structure our executive incentive compensation programs, and recommendations on executive pay actions.

The compensation committee conducted an independence review of Semler Brossy pursuant to updated SEC and The NASDAQ Stock Market requirements. The compensation committee determined that there was no conflict of interest that would prevent Semler Brossy from being objective in its work for the compensation committee. In addition, Semler Brossy shared with the compensation committee the details of its policies and procedures in place to prevent conflicts of interest from arising, that the Semler Brossy advisors serving the compensation committee did not own any of our common stock, and that the lead advisor did not have any business or personal relationship with members of the compensation committee or our management.

Competitive Determinations

Consistent with our compensation philosophy and objectives outlined above, the compensation committee reviews each executive officer’s target compensation levels at least annually. The compensation committee assesses the appropriateness of each executive officer’s compensation relative to executives with similar titles and responsibilities in the competitive peer group and survey references. The compensation committee does not target executive officer compensation at a specific level or percentage relative to the competitive references. Instead, when determining target compensation for the executive officers, the compensation committee takes into account numerous factors, without prescribing particular weightings, including: Company performance, individual leadership and performance assessments, job scope, individual skills and experience, the relative importance of individual roles, internal pay equity, historical pay levels, and equity holdings.

Because of the unique characteristics of our Company as an investment services provider as well as a technology company, it is difficult to select directly comparable companies of our segment and size. As a result, we use both technology and investment company comparables as sources to assess the competiveness of compensation.

In July 2013, the compensation committee approved a compensation peer group of 21 companies to use when establishing 2014 compensation. In selecting the actual companies, the compensation committee considered companies of comparable scale, business model and talent focus.

Advent Software	Higher One Holdings
Athenahealth	LogMeIn
Bottomline Technologies	NetSuite
Cornerstone OnDemand	OpenTable
CoStar Group	SolarWinds
Concur Technologies	Support.com
DealerTrack Technologies	Ultimate Software Group
Demand ware	Wisdomtree Investments
Ebix	Workday
Envestnet	Virtus Investment Partners
Guidewire Software

In July 2014, the compensation committee approved a number of changes to this peer group to use when establishing 2015 compensation. The updated peer group was used for the off-cycle November 2014 compensation decisions. OpenTable was removed due to it being acquired. Higher One Holdings, Support.com, and Workday were removed to maintain size comparability. In their place, the following three companies were added to the peer group: CommVault Systems, Tableau Software, and WageWorks. The information from the peer group is supplemented with survey information from the Radford Global Technology Survey and McLagan Surveys. Competitive references vary by position, based on the focus of the role and competitive talent market. Compensation reported for comparable NEOs of peer companies was used when setting the compensation for our CEO and our President. The Radford Global Technology Survey, covering software, internet, and e-commerce companies with revenue ranging from $100 million to $500 million, was consulted to establish compensation for our Executive Vice President, Chief Financial Officer and Chief Risk Officer as well as our Executive Vice President, Product and Consumer Marketing. The McLagan Surveys, which focus on investment management companies with assets under management ranging from $35 billion to $100 billion, was considered the most appropriate reference when establishing compensation for our Executive Vice President, Investment Management and Chief Investment Officer.

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements: (1) base salary, (2) amounts earned under the Executive CIP, and (3) equity awards. Over 85% of each of our NEOs’ total compensation is at-risk pay tied to performance either in the form of cash or long-term incentives, to focus on both near-term and long-term performance.

Base Salaries. Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our performance. Base salary adjustments are based on market data, individual performance, individual experience, our overall financial results and performance, and our overall budget for base salary increases.

The base salaries were approved by our compensation committee on February 12, 2014 to be effective as of April 1, 2014, with the exception of our Executive Vice President, Product and Consumer Marketing, whose base salary was approved on March 18, 2014 and became effective upon his employment start date in April 2014. On November 5, 2014, the compensation committee made additional changes to base salaries, effective November 15, 2014 for our continuing NEOs. The base salary rates for 2014 and 2015 are shown in the table below.

Name	2014 Base Salary (effective April 1, 2014)		2015 Base Salary (effective November 15, 2014)	Total % Increase Over 2014 Base Salary
Jeffrey N. Maggioncalda	$420,000		N/A	0%
Raymond J. Sims	$295,000		$340,000	15%
Lawrence M. Raffone	$330,000		$450,000	36%
Christopher L. Jones	$350,000		$405,000	16%
Chung Meng Cheong	$275,000	(1)	$335,000	22%

(1)	Effective with commencement of employment with the Company beginning April 21, 2014.

Cash Incentive Plan. In 2014, all of our senior executive officers, including our NEOs, were covered by our Executive CIP and one of our NEOs was covered by the Individual Performance Factor (“IPF”) Plan.

Executive Cash Incentive Plan. In 2014, the Executive CIP provided our NEOs an annual incentive opportunity for fiscal 2014 performance of the Company with respect to the objective criteria described below, which, on an aggregated basis, is called the “Company Performance Factor”.

As implemented by the compensation committee for 2014, the Executive CIP continues to use our metrics of Adjusted EBITDA, which is unchanged from previous years, and a refined measure of Net New Management Fee Run Rate, or NNMFRR. For 2014, the NNMFRR metric was altered to include involuntary cancellations, such as contract termination by a plan sponsor, to acknowledge the impact of all cancellations on Company revenues. At the beginning of each fiscal year, the compensation committee selects Company financial metrics and sets threshold and target levels based on the performance goals established through the annual planning process with our full Board. In February 2014, after discussion and consultation with Company management, the compensation committee determined that it would be appropriate to place a greater emphasis on the growth metric for 2014. Therefore, the weighting of the performance targets under the Executive CIP for 2014 were 60% on NNMFRR (increased from 50%) and 40% on Adjusted EBITDA (decreased from 50%).

2014 Executive CIP Design
Measure	NNMFRR (Net New Management Fee Run Rate)	Adjusted EBITDA
Weighting	60%	40%
Definition	Annualized fees generated from net new 2014 enrollees into our Professional Management program, less all voluntary and involuntary cancellations(1)	Net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock-based compensation expense(2)
How it rewards performance

Aligns our executive officers with the long-term strategy of growing plan sponsors and participants while retaining and increasing penetration with current participants

Minimizes the impact of market performance on the actual incentive payments to our executive officers

		Reflects the elements of profitability that can be most directly impacted by employees

(1)	Reflects cancellations, including sponsor terminations, of members who enrolled during and prior to the performance period.
(2)	The Adjusted EBITDA target level is adjusted for any accounting changes, as well as for any unanticipated unusual items approved by our Board, that cause the calculation of actual Adjusted EBITDA to differ from that used in the development of the goal.

To align payouts with Company performance, plan funding has a sliding scale that provides for annual incentive plan payouts (i) greater than the target incentive amount if results are greater than the target, or (ii) less than the target incentive amount if results are lower than the target. Executive CIP payouts can range from 0%, to 50% if the threshold is met, 100% if results are at target, up to 200% if results exceed target. No payout is made if threshold performance is not achieved.

Individual Performance Factor Plan. In addition to annual financial objectives, our Board has also approved the IPF Plan to further incent the performance of selected executive officers to achieve specified goals. Under the IPF Plan, each participant’s incentive amount as determined under the Executive CIP may be increased by up to 20% of the executive officer’s base salary if the IPF metric is achieved at or above the specified target level. If the IPF metric is achieved at less than the specified threshold level, the compensation committee has the discretion to reduce the executive officer’s incentive payout, if earned, under the Executive CIP by up to an amount equal to 20% of the executive officer’s base salary. The compensation committee retains the right to make changes or exceptions in the administration of the IPF Plan as advisable or required, and has discretion to adjust incentive payments downward, but not upward.

In 2014, Mr. Jones had an IPF metric based upon a performance criteria of contract revenue and pipeline in 2014. Performance on this metric was above threshold but below target. As a result, no adjustment up or down to Mr. Jones’s Executive CIP payment was made under this program.

2014 Application of the Executive CIP and IPF Plan. Each year, our compensation committee evaluates and determines appropriate incentive compensation levels. The incentive targets of our NEOs for 2014 and 2015 are shown below.

Name	2014 Incentive Target as a Percent of Base Salary		2015 Incentive Target as a Percent of Base Salary
Jeffrey N. Maggioncalda	85%		N/A
Raymond J. Sims	60%		66%
Lawrence M. Raffone	125%		100%
Christopher L. Jones	150	%(1)	175%
Chung Meng Cheong	20	%(2)	57%

(1)	Subject to potential adjustment pursuant to an IPF metric as discussed above.
(2)	Per the terms of his initial employment offer, Mr. Cheong received a lower Executive CIP incentive target percentage of 20% in 2014 as an offset for a one-time retention bonus made to Mr. Cheong as an inducement to join the Company.

Cash incentive payments to our executive officers, including NEOs, for fiscal 2014 were calculated in 2015 based on the applicable officer’s base salary, individual incentive target and the 2014 Company Performance Factor under the Executive CIP, which is calculated below. For 2014, we set aggressive performance targets related to NNMFRR and Adjusted EBITDA. We exceeded our Adjusted EBITDA target, but did not meet our internal target related to NNMFRR.

Executive CIP 2014 Achievement
		2014 Program Design(1) Values in $ millions			2014 Program Results Values in $ millions
Metric	Weight	Threshold	Target	Maximum	Actual	Achievement Against Target	Payout Factor
Net New Management Fee Run Rate	60%	$16.125	$21.5	$32.25	$12.5	58%	0%(2)
Adjusted EBITDA	40%	$72.75	$97.0	$145.5	$98.6	101%	103%(3)
Company Performance Factor Payout %		50%	100%	200%			41.2%(4)

(1)	No payouts are made for achievement below the threshold. Payouts are capped at 200% of target incentive amount. Linear interpolation is applied between achievement levels.
(2)	Because achievement was below the threshold, no payout was earned.
(3)	Because achievement was above the target, payout was calculated using straight line interpolation from 100%.
(4)	The weighted average of the two payout factors in the Company Performance Factor.

2015 Application of the Executive CIP and IPF Plan. In February 2015, after discussion and consultation with Company management, our compensation committee determined metrics and weighting for the 2015 Executive CIP. The Company Performance Factor for the 2015 Executive CIP is comprised of three metrics, weighted evenly. The compensation committee, after discussion and consultation with Company management, chose not to use the IPF Plan in 2015.

2015 Executive CIP Design
Measure	NMFRR (New Management Fee Run Rate)	CMFRR (Cancelled Management Fee Run Rate)	Adjusted EBITDA
Weighting	33 1/3%	33 1/3%	33 1/3%
Definition	Annualized fees generated from new 2015 enrollees into the Professional Management	Annualized fees attributable to all voluntary and involuntary cancellations, including sponsor terminations, of members who enrolled during and prior to 2015	Net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense
How it rewards performance

Aligns our executive officers with the long-term strategy of growing plan sponsors and participants and increasing penetration with current participants

Minimizes the impact of market performance on the actual incentive payments to our executive officers

		Focuses the team on retaining current plan sponsors and participants	Reflects the elements of profitability that can be most directly impacted by employees

Equity Awards. We grant equity awards to our current and newly-hired executive officers, including NEOs, to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with stockholder interests. Equity awards granted under our 2009 Stock Incentive Plan are a key element of our normal, ongoing compensation program. Separate awards have been granted from time to time under the 2013-2017 LTIP.

2009 Stock Incentive Plan. It has been our practice to periodically grant equity awards to employees, including executives, in recognition of performance, as an incentive tool and for retention purposes. Equity awards are determined as part of the total compensation awarded to employees, taking into account base salary and cash incentive plan payout potential.

In addition to the factors described above under “Compensation Determinations”, the compensation committee also takes into consideration the value of equity awards previously granted, existing equity ownership of each executive officer, total unvested value for each executive officer, and the potential dilution and accounting costs of long-term equity awards.

Since 2011, annual grants have consisted of a mix of stock options and RSUs to our continuing executive officers, including the NEOs, as a way to balance risk and reward with retention. We believe that offering both stock options and RSUs has greater retentive value than either instrument issued separately and reduces the focus on short-term improvements in share price due to an over emphasis on stock options. We also continue to believe that stock options are an effective means to focus the NEOs on delivering long-term value to stockholders because options only have value to the extent that our stock increases in value from the grant date over time, while RSUs reward and retain the NEOs by offering them the opportunity to receive shares of our stock on the date the restrictions lapse.

The non-qualified stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options will have a term of ten years and are subject to other terms set forth in the standard form of Stock Option Agreement. The restricted stock units will vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date, subject to additional vesting and other terms that may apply as set forth in the standard form of RSU Agreement.

Beginning in November 2011, our standard stock option and RSU award agreements provide for accelerated vesting of a portion of the award upon the occurrence of specified events. The circumstances under which our outstanding awards may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control”.

2013-2017 LTIP. The 2013-2017 LTIP is designed with aggressive performance metric targets to drive revenue growth and maximize profitability over a long-term period. Grants of 2013-2017 LTIP PSUs are eligible to be earned based on both (i) our Company performance; sixty percent (60%) based on performance during 2013-2015 (the 3-year period) and forty percent (40%) based on performance during 2013-2017 (the 5-year period) and (ii) the executive’s continued service to the Company through the applicable performance period. The circumstances under which our outstanding 2013-2017 LTIP PSUs may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control”. The percentage of the target PSU award earned for each of the 3-year and 5-year performance periods will be based on our achievement of the Market Adjusted MFRR (see definition below) target, which is assigned a weighting of 67%, and our achievement of the Adjusted EBITDA Margin target, which is assigned a weighting of 33%.

2013-2017 LTIP Design
Measure	Market Adjusted MFRR (Management Fee Run Rate)	Adjusted EBITDA Margin
Weighting	67%	33%
Definition

•    Annualized fees which would be generated from managed or advised assets or from financial planning services over the following 12 months

•    Including fees from enrollees into the Professional Management program

•    Excluding platform fees, set up fees and consulting fees

•    The actual annualized fees will be market adjusted to eliminate the impact of market gain or loss. This adjustment will be applied separately for domestic equity, international equity and bond portions of AUM using a corresponding total return index for each

•    Net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense for the applicable fiscal year, divided by revenue for such fiscal year

How it rewards performance

•    Motivates executives to drive revenue growth while adjusting for the effects of the market over time

•    Weighted more heavily to reflect our priorities as a growth company

•    Differs from the NNMFRR measure used in the Executive CIP because it measures all assets and adjusts for market effects whereas the Executive CIP focuses solely on net new assets acquired during the year without adjusting for market changes

•    Reflects the elements of profitability that can be most directly impacted by employees

•    Motivates executives to focus on profitable growth

•    This metric differs from Adjusted EBITDA used in the Executive CIP because it requires increased profitability over a multi-year timeframe rather than a single, annual dollar target

With respect to the Market Adjusted MFRR, the target represents a magnitude of growth in excess of our Executive CIP targets and excludes any benefit from market increases over the performance periods. Similarly, the achievement of target for Adjusted EBITDA Margin requires significant increased profitability over a multi-year timeframe. If the minimum performance percentages of the internally-established goals are not achieved, no PSUs will vest. For the 2013-2015 performance cycle, the minimum achievement percentage that produces a payout for Market Adjusted MFRR is 80% and 85.7% for Adjusted EBITDA Margin, target is 100% achievement for both metrics, and the maximum achievement percentage is 120% for both metrics. For the 2013-2017 full performance cycle, the minimum achievement percentage for each of the Market Adjusted MFRR and Adjusted EBITDA Margin is 80% and the maximum achievement percentage is 120% for all participants. In both the 3- and 5-year performance cycles, the minimum achievement for either metric produces a vesting potential of 60%, 100% achievement produces 100% vesting potential, increasing to a maximum of 140% vesting with 120% or more achievement.

2014 Equity Awards. Long-term incentive awards to NEOs in 2014 took three forms.

February 2014 Equity Awards. In February 2014, the compensation committee approved annual equity grants under the 2009 Stock Incentive Plan consistent with our regular grant timing, which was moved from November to February starting in 2014. The compensation committee reviewed trends among the Company’s peer group to understand how equity was being used in the industry. The perspective was that moving to an equal blend of options and RSUs was more aligned with market practice. Accordingly, the compensation committee determined to grant equity awards with approximately 50% of their grant value in stock options and approximately 50% of their grant value in RSUs, rather than the previous division of 70% stock options and 30% RSUs.

November 2014 Equity Awards. In November 2014, the compensation committee made off-cycle equity grants to the NEOs, excluding Mr. Maggioncalda who had announced his intention to resign. These grants replaced the grants that would normally have been made in February 2015, and no grants were made in February 2015. For Mr. Raffone, the November 2014 grant was intended to recognize his promotion to CEO. For the other three NEOs, grants were made in connection with the CEO transition to create alignment across the executive team, promote continuity and to provide additional recognition and compensation during the first CEO transition in Company history. For all recipients, grants were calibrated to be approximately 50% higher than normal on-cycle grant levels. Awards were made with approximately 72% (for Mr. Raffone) and 67% (for other NEOs) of their grant value in stock options and approximately 28% (for Mr. Raffone) and 33% (for other NEOs) of their grant value in RSUs. In this off-cycle grant, awards were more heavily weighted toward stock options to reflect the larger-than-normal award sizes and to create a focus on long-term value creation under the new CEO leadership and the new responsibilities of the executives.

Pro-Rata 2013-2017 LTIP Award to New Executive. In May 2014, Mr. Cheong received a grant of PSUs pursuant to the 2013-2017 LTIP. The terms and goals for Mr. Cheong are consistent with the awards granted to other executives in May 2013 and as described above, but the number of PSUs that Mr. Cheong received were pro-rated for the portion of the performance period that Mr. Cheong will be a participant in the plan.

Assessment of Risk

The compensation committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The compensation committee’s current assessment is that although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The compensation committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short-term and long-term strategic goals. Safeguards integrated into the Company’s compensation practices include: (1) the balance of short-term and long-term incentive compensation; (2) the use of time-based vesting criteria in long-term incentive awards to align holders’ interests with the Company’s prospects; (3) the use of multiple performance metrics in the annual cash incentive plan, each linked to overall Company progress as opposed to narrow targets; (4) the limitation of maximum payouts under both our short-term and our long-term performance-based awards programs; (5) the limitation on annual awards under the Company’s equity incentive plan; and (6) the reservation of compensation committee negative discretion to reduce amounts payable under the short-term and long-term performance-based awards programs.

Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with Company match and our Professional Management services; and

•	employee assistance plan.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that our NEOs or other employees must meet or maintain.

Policy Regarding the Timing of Equity Awards

The compensation committee and senior management manage our stock option grant policies to align with governing regulations and good corporate practice. Subsequent to our initial public offering, we have considered the timing of stock option grants to executive officers in relation to the release of material non-public information. We also consider the timing of stock option grants or other equity awards in relation to our compensation packages as a whole. Beginning in 2013, we have made and intend to make executive equity awards in the first quarter of the year, following the release of our previous year-end earnings, to better align the level of equity grants with full fiscal-year performance of our Company and the executive officers. The compensation committee made an exception to this timing for the grants made in November 2014, which coincided with the appointment of Mr. Raffone as CEO.

Absent any major corporate events, the annual equity grants for both non-executives and executives will occur during an open trading window for our Company stock under our Insider Trading Policy, although the compensation committee, in its sole discretion, may determine to make the grants at a different time. Stock option grants or other equity awards to executives and other employees may also be made at other times of the year as the compensation committee feels is necessary for competitive or retention purposes, or for newly-hired executives or employees.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks”, following later restatements of financial results. Under those circumstances, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002 and any policies adopted by our Board or compensation committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation under Section 162(m). As a public company, we will generally consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered. The compensation committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Financial Engines’ management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Financial Engines that the Compensation Discussion and Analysis be included in Financial Engines’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted on March 16, 2015, by the members of the compensation committee of the Board of Directors:

Mr. Paul G. Koontz, Chairperson

Mr. Blake R. Grossman

Mr. Robert A. Huret

Dr. John B. Shoven

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth compensation earned for services rendered in all capacities to us for the years ended December 31, 2014, 2013 and 2012 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2014, whom we refer to in this Proxy Statement as the NEOs.

Name & 2014 Principal Position	Year		Salary	Bonus		Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(2)	Total
Jeffrey N. Maggioncalda	2014		$413,558	—		$1,520,412	(3)	$857,002	$144,828		$7,800	$2,943,600
Chief Executive Officer	2013		$405,250	—		$4,646,694	(4)	$—	$340,570		$7,650	$5,400,164	(9)
	2012		$376,250	—		$391,465		$909,988	$290,465		$7,500	$1,975,668
Raymond J. Sims	2014		$297,850	—		$935,143		$1,397,630	$73,629		$7,800	$2,712,052
Executive Vice President, Chief Financial Officer and Chief Risk Officer	2013		$277,440	—		$1,861,293	(4)	$—	$150,868		$7,650	$2,297,251	(9)
	2012		$256,795	—		$203,467		$473,253	$133,196		$7,500	$1,074,211

Lawrence M. Raffone	2014		$343,750	—		$1,725,171		$3,252,420	$177,895		$7,800	$5,507,036
President	2013		$325,000	—		$4,646,694	(4)	$—	$401,659		$7,650	$5,381,003	(9)
	2012		$228,375	—		$521,778		$728,033	$591,243		$6,851	$2,076,280
Christopher L. Jones	2014		$351,625	—		$1,210,173		$1,808,682	$217,304		$7,800	$3,595,584
Executive Vice President, Investment Management and Chief Investment Officer	2013		$323,250	—		$2,388,732	(4)	$—	$381,636	(8)	$7,650	$3,101,268	(9)
	2012		$304,500	—		$219,199		$509,666	$411,380		$7,500	$1,452,245

Chung Meng Cheong	2014		$199,167	$59,750	(5)	$1,229,412	(6)	$1,738,368	$16,411		$5,725	$3,248,833	(9)
Executive Vice President, Product and Consumer Marketing	2013	(7)	$—	—		$—		$—	$—		$—	$—
	2012	(7)	$—	—		$—		$—	$—		$—	$—

(1)	Consists of options, RSUs or PSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)	Represents amounts paid for 401(k) plan contribution matching program.
(3)	Represents $862,679 in grant date fair value for RSUs that were granted in February 2014 and also $657,733 in deemed incremental fair value, which does not reflect any additional equity grants or awards. The incremental value shown relates to Mr. Maggioncalda’s consulting agreement, which provided that during the consulting period, his outstanding stock options and RSUs would continue to vest in accordance with the applicable award agreement provisions. The agreement also confirmed that all of Mr. Maggioncalda’s outstanding 2013-2017 LTIP PSUs terminated December 31, 2014, notwithstanding his continued service as a consultant to the Company. The incremental fair value shown was computed as of the modification date in accordance with ASC 718.
(4)	Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $43.59 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Based upon grant date fair value, the maximum potential values of the PSUs eligible for vesting under the program would be as follows: Mr. Maggioncalda $6,505,372; Mr. Sims $2,605,810; Mr. Raffone $6,505,372; and Mr. Jones $ 3,344,225. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.
(5)	Represents a new-hire retention bonus equal to 30% of Mr. Cheong’s eligible earnings in 2014, paid in February 2015.
(6)	Represents $510,015 in grant date fair value for RSUs that were granted in November 2014 as well as the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the PSU equity awards is based on the fair value of the award as of the grant date of $42.07 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. The 2013-2017 LTIP PSU target value of $719,397 is included in the table. Based upon grant date fair value, the maximum potential value of the PSUs eligible for vesting under the program would be $1,007,156, or 140% of the target, for Mr. Cheong.
(7)	Mr. Cheong was not employed by the Company in 2012 or 2013 so his compensation is not shown.

(8)	Includes a $65,800 reduction because the threshold achievement level for his IPF metric was not achieved.
(9)	Includes the grant date fair value of the 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. Consistent with SEC disclosure requirements, the Company is reflecting the full target value of the award in the year of the LTIP grant in this proxy, which is 2013 for all of our NEOs except for Mr. Cheong, whose 2013-2017 LTIP PSU grant was made in 2014. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

2014 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)
Name and 2014 Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey N. Maggioncalda		175,762	351,524	703,048
Chief Executive Officer	2/26/2014							15,416	41,768	55.96	1,719,682
	11/5/2014										657,733(6)

Raymond J. Sims		89,355	178,710	357,420
Executive Vice President, Chief Financial Officer and Chief Risk Officer	2/26/2014							7,597	20,582	55.96	847,435
	11/11/2014							16,227	89,194	31.43	1,485,337

Lawrence M. Raffone		214,844	429,688	859,376
President	2/26/2014							12,065	32,688	55.96	1,345,853
	11/11/2014							33,408	236,074	31.43	3,631,738

Christopher L. Jones		263,719	527,437	1,054,874
Executive Vice President, Investment Management and Chief Investment Officer	2/26/2014 11/11/2014							9,831 21,000	26,635 115,414	55.96 31.43	1,096,647 1,922,208

Chung Meng Cheong		19,917	39,833	79,666
Executive Vice President, Product and Consumer Marketing	05/14/2014								54,164	38.96	763,045
	05/27/2014				10,260	17,100	23,940				719,397(5)
	11/11/2014							16,227	89,184	31.43	1,485,337

(1)	Reflects the value of the potential payout targets at 50%, 100% and 200% of target incentive levels, pursuant to the annual award program under our Executive CIP (and IPF, as applicable). Targets were set on February 12, 2014 for each NEO with the exception of Mr. Cheong, whose potential payout target was set by the compensation committee on March 18, 2014. Actual payout amounts under this plan for 2014 are disclosed in the 2014 Summary Compensation Table.
(2)	Actual payout of these awards, if any, are determined by the compensation committee after the end of the performance period depending on whether the performance criteria set forth in the cash incentive plan were met. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the cash incentive plan.
(3)	The maximum payout potential for NEOs under the Executive CIP is 200%. The maximum potential for Mr. Jones was $1,125,199 due to his simultaneous participation in IPF Plan, under which his Executive CIP payout could have been increased by up to 20% of his base salary if the IPF metric had been achieved at or above the specified target level. Mr. Jones’s ultimate incentive payout was not affected by his participation in the IPF Plan.
(4)	Reflects the potential number of shares that are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs granted in 2014. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Mr. Cheong received a pro-rated 2013-2017 LTIP PSU grant upon joining the Company in 2014. The other NEOs received 2013-2017 LTIP PSU grants in 2013. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.

(5)	Includes the grant date fair value of the target achievement level of Mr. Cheong’s 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $42.07 per share for Mr. Cheong calculated in accordance with ASC 718, excluding any estimate of future forfeitures. Consistent with SEC disclosure requirements, the Company is reflecting the full target value of the award in the year of the LTIP grant in this proxy. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.
(6)	Reflects the deemed incremental fair value under Mr. Maggioncalda’s consulting agreement, and does not reflect any additional equity grants or awards in November 2014. The value shown is calculated pursuant to Mr. Maggioncalda’s consulting agreement, which provided that during the consulting period, his outstanding stock options and RSUs would continue to vest in accordance with the applicable award agreement provisions. The agreement also confirmed that all of Mr. Maggioncalda’s outstanding 2013-2017 LTIP PSUs terminated December 31, 2014, notwithstanding his continued service as a consultant to the Company. The incremental fair value shown was computed as of the modification date in accordance with ASC 718.

Narrative to 2014 Summary Compensation Table and Grants of Plan-Based Awards

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2014 Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis section also describes the equity awards.

Except as otherwise noted, all option awards vest over four years with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The RSUs generally vest over four years, with 25% vesting annually.

2014 Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2014.

	Option Awards(1)				Stock Awards
Name and 2014 Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jeffrey N. Maggioncalda	2,347	—	$7.99	11/9/2019
Chief Executive Officer	45,807	30,718	$21.39	11/18/2021
	45,166	41,554	$26.22	11/16/2022
	—	41,768	$55.96	2/26/2024
					29,655	$1,084,483	106,600	$4,646,694

Raymond J. Sims	10,386	9,034	$21.39	11/18/2021
Executive Vice President, Chief Financial Officer and Chief Risk Officer	13,489	21,611	$26.22	11/16/2022
	—	20,582	$55.96	2/26/2024
	—	89,184	$31.43	11/11/2024
					29,697	$1,086,019	42,700	$1,861,293

Lawrence M. Raffone	28,667	—	$7.50	9/19/2016
President	89,640	—	$6.51	11/11/2018
	87,485	—	$7.99	11/9/2019
	30,386	9,034	$21.39	11/18/2021
	36,135	33,245	$26.22	11/16/2022
	—	32,688	$55.96	2/26/2024
	—	236,074	$31.43	11/11/2024
					53,436	$1,954,155	106,600	$4,646,694

Christopher L. Jones	23,529	—	$4.25	3/23/2015
Executive Vice President, Investment Management and Chief Investment Officer	13,333	—	$7.50	9/19/2016
	15,360	—	$6.51	11/11/2018
	12,515	—	$7.99	11/9/2019
	186	—	$7.50	9/19/2016
	67,485	—	$7.99	11/9/2019
	30,386	9,034	$21.39	11/18/2021
	25,296	23,274	$26.22	11/16/2022
	—	26,635	$55.96	2/26/2024
	—	115,414	$31.43	11/11/2024
					37,004	$1,353,236	54,800	$2,388,732

Chung Meng Cheong	—	54,164	$38.96	5/14/2024
Executive Vice President, Product and Consumer Marketing	—	89,184	$31.43	11/11/2024	16,227	$593,421	17,100	$719,397

(1)	Except as otherwise noted, all option awards listed in the table vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years
(2)	Reflects aggregate RSUs that vest over four years, with 25% vesting annually on the anniversary of the grant date. Calculated using the closing price of our common stock as of December 31, 2014 of $36.55.
(3)	Reflects the potential number of shares at the target level that are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.
(4)

Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date, which is $43.59 per share for each of our NEOs with the exception of Mr. Cheong, for whom the fair value is $42.07 per share, calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

2014 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of options and vesting of restricted stock units and restricted stock by each NEO during 2014.

	Option Awards		Stock Awards
Name and 2014 Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Jeffrey N. Maggioncalda	360,000	11,128,978	10,505	341,520
Chief Executive Officer

Raymond J. Sims	30,000	892,556	3,933	128,199
Executive Vice President, Chief Financial Officer and Chief Risk Officer

Lawrence M. Raffone President	48,000	2,354,602	4,978	162,590

Christopher L. Jones	103,333	4,958,342	4,083	133,136
Executive Vice President, Investment Management and Chief Investment Officer

Chung Meng Cheong	—	—	—	—
Executive Vice President, Product and Consumer Marketing

(1)	Value realized is based on the market value of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the market value of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Consulting Agreements. Our offer letter to Mr. Raffone, our President and CEO, provides for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date.

In connection with his resignation effective December 31, 2014, we entered into a post-employment consulting agreement with Mr. Maggioncalda. The agreement provides for a $22,000 monthly payment during the consulting period, which will expire June 30, 2015. The agreement also provides that, during the consulting period, Mr. Maggioncalda’s outstanding stock options and RSUs will continue to vest in accordance with the applicable award agreement’s provisions. Finally, the agreement confirmed that all of Mr. Maggioncalda’s outstanding 2013-2017 LTIP PSUs terminated December 31, 2014, notwithstanding his continued service as a consultant to the Company. In exchange, Mr. Maggioncalda is providing ongoing advice, counsel and support to our Board and our President and Chief Executive Officer with respect to Company management and transition issues. The agreement further provided for Mr. Maggioncalda’s release of claims against the Company as well as for ongoing confidentiality restrictions.

2009 Stock Incentive Plan. Our NEOs’ outstanding stock option and RSU awards are subject to certain equity vesting acceleration provisions under our form agreements. Prior to November 18, 2011, the form of Stock Option Agreement used for our NEOs provided for accelerated vesting if the executive officer was involuntarily terminated within two months prior to a change in control of our Company or involuntarily terminated within 12 months following a change in control of our Company. Under the new form of Stock Option Agreement and the form of RSU Award Agreement, pursuant to which awards were made on or after November 18, 2011, if a NEO or any other employee holding such an outstanding grant is involuntarily terminated within 12 months following a change in control of our Company or upon the death or permanent and total disability (as defined in the 2009 Stock Incentive Plan) of the NEO or such other employee, then the vesting of the award will accelerate with respect to the number of shares that would have vested within the 12 months following the change in control, death or permanent and total disability, as the case may be. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. This acceleration is not conditioned upon a release of claims.

Pursuant to the awards made on and after November 18, 2011, “Involuntary Termination” means, following a change in control and without the awardee’s express written consent: a relative, material diminution of the awardee’s authority, duties, position or responsibilities; a material reduction in the awardee’s base salary or bonus opportunity; the relocation of the awardee’s principal place of employment by more than fifty (50) miles; or any purported termination of the awardee’s service which is not effected for cause. In the event of a termination under the conditions described above, other notice and remedy provisions also apply. A termination due to death or disability shall not be considered an Involuntary Termination.

2013-2017 LTIP. PSU awards under the 2013-2017 LTIP are subject to potential vesting acceleration upon the occurrence of a change in control during the applicable NEO’s employment term. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. The target PSUs may vest based on the ratable percentage of the performance period that has passed as of the change in control date. To avoid penalizing executives as the result of a change in control, the 2013-2017 LTIP contains change in control thresholds and targets for the performance metrics that are lower than the achievement metrics for the plan under regular conditions. If the performance goals have not been met at the applicable metric threshold, the PSUs will be earned at 50% of the applicable target. PSU vesting above the level of 50% is subject to the achievement of certain pre-established performance thresholds and targets as of the last day of the fiscal year preceding the change in control. Had a change in control occurred on December 31, 2014, the performance threshold and target would have been met for the Adjusted EBITDA Margin metric and the performance threshold would have been met for the Market Adjusted NMFRR metric as of December 31, 2013. Accordingly, PSUs could have been earned above the 50% level per the terms of the 2013-2017 LTIP, and these potential payout values are reflected in the table below. Any PSUs that could be earned upon a change in control would vest and be settled upon the change in control, subject to the participant’s continued employment through the closing of the change in control. Any PSUs that were not earned and vested upon the change in control would be automatically terminated without payment.

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that a change of control of our Company occurred and PSU awards were earned pursuant to the terms of the 2013-2017 LTIP as described above, and with regards to the RSUs and options, that the executive is terminated without cause or involuntarily terminated as described above, or in cases of death or disability. The amounts shown for RSUs and options assume that each of the terminations was effective December 31, 2014, and for

Mr. Maggioncalda does not take into account any changes to his outstanding equity made by his consulting agreement. The amounts shown for the RSUs and options are calculated using the value of unvested RSUs and the in-the-money value of unvested options as of December 31, 2014.

Potential payments are calculated using the closing price of our common stock of $36.55 as of December 31, 2014, the last business day of our last completed fiscal year.

Potential Payments upon Change in Control

Name	2014 Position	2013-2017 LTIP(2)	RSUs and Options
Jeffrey N. Maggioncalda(1)	Chief Executive Officer	$2,091,135	$1,214,522
Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	$837,616	$738,501
Lawrence M. Raffone	President	$2,091,135	$1,240,928
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$1,074,972	$853,353
Chung Meng Cheong	Executive Vice President, Product and Consumer Marketing	$335,419	$271,915

(1)	Pursuant to Mr. Maggioncalda’s consulting agreement, his outstanding stock options and RSUs will continue to vest in accordance with the applicable award agreement provisions during the consulting period. The agreement also confirmed that all of Mr. Maggioncalda’s outstanding 2013-2017 LTIP PSUs terminated December 31, 2014, notwithstanding his continued service as a consultant to the Company.

(2)	Represents the hypothetical value of potential payouts under the provisions of the 2013-2017 LTIP assuming that a change in control occurred on December 31, 2014. As of December 31, 2014, we determined that certain performance criteria for our 2013-2017 LTIP PSUs were improbable of achievement and accordingly reversed a portion of the stock-based compensation expense previously recognized related to these certain criteria.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Financial Engines’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Financial Engines’ independent accountants and reviewing their reports regarding Financial Engines’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Financial Engines’ management is responsible for preparing Financial Engines’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Financial Engines’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Financial Engines’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Financial Engines and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Financial Engines’ internal and independent registered public accountants, with and without management present, their evaluations of Financial Engines’ internal accounting controls and the overall quality of Financial Engines’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Respectfully submitted on February 12, 2015 by the members of the audit committee of the Board of Directors:

Ms. Heidi K. Fields, Chairperson

Mr. Joseph A. Grundfest

Mr. Robert A. Huret

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The audit committee, which is composed entirely of independent directors, has selected KPMG LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2015. Our Board has endorsed this appointment. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Financial Engines and its stockholders. KPMG LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2012, 2013 and 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2013 and 2014, were as follows, all of which were approved by the audit committee:

Services Provided	2013	2014
Audit Fees	$1,424,000	$1,578,000
Audit-Related Fees	85,000	85,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,509,000	$1,663,000

Audit Fees. The aggregate fees billed for the years ended December 31, 2013 and 2014 were for professional services rendered for the audits of our consolidated financial statements, reviews of our interim consolidated financial statements, services rendered in connection with our SEC filings and other matters related to SEC rules and regulations.

Audit-Related Fees. The aggregate fees billed for the years ended December 31, 2013 and 2014 were for professional services related to our Service Organization Controls 2 reports.

Tax Fees. For the fiscal years ended December 31, 2013 and 2014 , there were no fees billed by KPMG LLP for professional services rendered under “Tax Fees” above.

All Other Fees. For the fiscal years ended December 31, 2013 and 2014 , there were no fees billed by KPMG LLP for professional services rendered under “All Other Fees” above.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2016 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 8, 2015. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2016 annual meeting of stockholders will be ineligible for presentation at the 2016 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Financial Engines stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, or call our Investor Relations department at (408) 498-6040 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 6, 2015

Financial Engines’ 2014 Annual Report to Stockholders has been mailed with this Proxy Statement. We will provide copies of our Annual Report on Form 10-K and exhibits thereto, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Financial Engines, Inc. at 1050 Enterprise Way, 3 rd Floor, Sunnyvale, California 94089, Attention : Investor Relations. The request must include a representation by the stockholder that as of March 23, 2015, the stockholder was entitled to vote at the Annual Meeting.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/fngn

Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on May 18, 2015.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on May 18, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 E. Olena Berg-Lacy 02 John B. Shoven	03 David B. Yoffie	☐	Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as Financial Engines’ independent registered public accountants.				☐ For	☐ Against		☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 19, 2015

10:00 a.m. Pacific Time

Offices of Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Financial Engines 1050 Enterprise Way, 3rd floor Sunnyvale, CA 94089	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Financial Engines, Inc. on May 19, 2015.

The undersigned hereby constitute(s) and appoint(s) Lawrence M. Raffone, Raymond J. Sims and Anne Tuttle Cappel, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Financial Engines, Inc. to be held on May 19, 2015 and at any adjournments thereof, upon matters referred to in the Notice of the 2015 Annual Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

See reverse for voting instructions.